EXHIBIT (A)(51)










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                                     NOTICE


         Duke Energy International L.L.C., informs that pursuant to what is provided in number 4 of the Notice of Offer to Acquire Shares of Empresa Nacional de Electricidad S.A. in an Auction (the "Notice"), published in the El Mercurio newspaper of Santiago, on February 25, 1999, the shareholders and the public at large are hereby informed that on the Extraordinary Shareholders Meeting of Empresa Nacional de Electricidad S.A. held on April 8, 1999, it was approved to raise the maximum concentration level of share capital from a 26% to a 65%, and consequently the essential condition mentioned in number 4 of the Notice has been fulfilled.


Furthermore, it is informed that, subject to the conditions mentioned in the Notice, the Auction date for the sale of the shares has been set for April 22, 1999, in the "Bolsa Electronica de Chile, Bolsa de Valores" [Electronic Stock Exchange]

DUKE ENERGY INTERNATIONAL, L.L.C.

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                           MODIFICATION AND SUPPLEMENT
                  OF NOTICE OF OFFER TO ACQUIRE, IN AN AUCTION,
                                SHARES OF EMPRESA
                          NACIONAL DE ELECTRICIDAD S.A.


         Duke Energy International, L.L.C. ("Duke International") in connection with the notice (the "Notice") published on February 25, 1999, in the "El Mercurio" newspaper, communicating the terms of a public offer to acquire shares of Empresa Nacional de Electricidad S.A. ("Endesa"), its affiliates and other controlled companies, hereby modifies and supplements the Notice as follows:


1. The acquiring company of the shares offered to be purchased shall be "Duke Energy Inversiones Uno Limitada", Tax Identification Number:
         77,261,260-5 a Chilean company specially formed to this effect, entirely and indirectly controlled by Duke Energy Corporation, domiciled at 970 Moneda Street, 12th Floor, Santiago, Chile.

2. The auction (the "Auction") of the shares mentioned in the Notice, shall take place in the "Bolsa Electronica de Chile, Bolsa de Valores" [Electronic Stock Exchange], pursuant to the provisions of Title 2,
         Section II of the Stock Exchange Transactions Manual of the aforesaid stock exchange, and not in the "Bolsa de Comercio de Santiago, Bolsa de



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
         Valores". Therefore, whenever the word "Stock Exchange" is mentioned in the Notice, it shall be understood as referring to the "Bolsa Electronica de Chile, Bolsa de Valores".

3. The term for the brokers of the Stock Exchange to receive sales orders is extended up to 12 hours of the second stock exchange business day prior to the date of the Auction. Similarly, the term for Banchile, Stock Exchange Brokers to receive sales orders from the brokers, is extended up to 18 hours of the second stock exchange business day prior to the date of the Auction.


DUKE ENERGY INTERNATIONAL, L.L.C.













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